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                                                                  EXHIBIT (a)(3)

                               THE COVENTRY GROUP
        Establishment and Designation of New Series and Classes of Shares
                of Beneficial Interest, Par Value $0.01 Per Share

         RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of The Coventry Group (the "Trust") dated January 8, 1992, ("Declaration"), one separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Trust's new investment portfolio (the "Fund"); and

         FURTHER RESOLVED, that pursuant to Section 5.13 of the Declaration, the Fund shall have such classes of shares of beneficial interest (each, a "Class") as provided below; and

         FURTHER RESOLVED, that the Fund and initial Classes shall have the following designations and Shares of the Fund or Class, as applicable, shall have the following special and relative rights:

         1. The Fund shall be designated "The Shelby Large Cap Fund"

         2. The Fund shall initially have three Classes, designated Class A, Class B and Class Y, each, and any additional Classes, to have such special and relative rights, and be subject to such liabilities, as may be provided from time to time in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time.

         3. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective prospectus and registration statement under the Securities Act of 1933. Each share of beneficial interest ("Share") of the Fund shall be redeemable. Except for matters that are voted separately by Class, each Share of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote. Subject to paragraph 4, each Share of the Fund shall represent a pro rata beneficial interest in the assets allocated to the Fund and shall be subject to a pro rata share of expenses allocated to the Fund; and, subject to paragraph 4, shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy

         4. Shares of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Class shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund subject to such expenses as are allocated to the Class, and shall be entitled to receive a pro rata share of net assets of the Class upon liquidation of the Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy.

         5. Each Share of the Fund and of each Class shall have the voting rights provided to shareholders in the Declaration and shall vote with shareholders of other series of the Trust with


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respect to matters affecting the Trust generally. With respect to matters concerning the Fund (but not other series of the Trust), Shares of the Fund and all Classes shall vote as a group, except that a Class shall vote separately as a group on a matter to the extent required by the Declaration, applicable law, regulation or regulatory policy or when the matter affects only that Class or affects that Class in a manner that is different from other Classes. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon in accordance with the Declaration, or applicable law, rule or regulatory policy, as applicable, as to the Fund or a Class, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of the Fund or a Class alone must be voted in favor of the matter, or whether the required favorable vote of such applicable percentage of the shares must include shares of other Classes of the Fund and/or other series of the Trust, as well.

         6. The assets and liabilities of the Trust shall be allocated to the Fund and among the Classes as set forth in Sections 5.11 and 5.13 of the Declaration; except that costs of establishing the Fund and of the registration and public offering of the Fund's Shares shall be treated in accordance with applicable law and generally accepted accounting principles.

         7. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund and Classes hereby created, or to otherwise change the special and relative rights of the Fund and each Class, provided that such change shall not adversely affect the rights of the Shareholders of the Fund or any Class.

         IN WITNESS WHEREOF, the undersigned have executed this instrument this 22nd day of May, 2001.


         /s/ Walter B. Grimm                         /s/ John H. Ferring IV
         -------------------                         ----------------------
         Walter B. Grimm                             John H.Ferring IV


         /s/ Maurice G. Stark                        /s/ R. Jeffrey Young
         -------------------                         --------------------
         Maurice G. Stark                            R. Jeffrey Young


         /s/ Michael M. Van Buskirk
         --------------------------
         Michael M. Van Buskirk







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